UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 7, 2014

HAWAIIAN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31443	71-0879698
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3375 Koapaka Street, Suite G-350

Honolulu, HI  96819

 (Address of principal executive offices, including zip code)

(808) 835-3700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On November 7, 2014, Hawaiian Airlines, Inc. (“Borrower”), a wholly owned subsidiary of Hawaiian Holdings, Inc. (the “Company”), entered into a Credit and Guaranty Agreement, dated as of November 7, 2014 (the “Credit Facility”).  The Credit Facility is among the Borrower, as borrower, the Company, as a guarantor, the other subsidiaries of the Company party thereto from time to time, as guarantors,  the lenders party thereto from time to time (the “Lenders”) and Citibank, N.A., as administrative agent for the Lenders (the “Agent”).

The Credit Agreement consists of a $175.0 million revolving credit and letter of credit facility.   The Borrower and its affiliates may from time to time grant liens on certain eligible account receivables, eligible aircraft, eligible spare engines and eligible ground support equipment, as well as cash and certain cash equivalents (collectively, the “Collateral”), in order to secure its outstanding obligations under the Credit Facility.  As of November 7, 2014, no Borrower or Company assets are pledged under the Credit Facility as Collateral.

Revolving loans made under the Credit Facility accrue interest at a per annum rate based on, at Borrower’s option:

•                  a variable rate equal to the London interbank offering rate, known as LIBOR, plus a margin of 3.00%, or

•                  another rate based on certain market interest rates plus a margin of 2.00%.

Borrower is obligated to pay other customary upfront fees, arrangement fees, agency fees, letter of credit fees and commitment fees for a credit facility of this size and type.

Revolving loans may be borrowed, repaid and re-borrowed, and letters of credit issued, until November 7, 2017, at which time all amounts borrowed under the Credit Facility must be repaid and the Credit Facility terminates.  Borrower may prepay the loans or terminate or reduce the commitments in whole or in part at any time, without premium or penalty, subject to minimum amounts in the case of commitment reductions.

The Credit Facility includes affirmative and negative covenants that restrict the Company’s ability to, among other things, incur additional indebtedness, issue preferred stock or pay dividends. In addition, the Credit Facility requires the Company to maintain unrestricted cash and cash equivalents and unused commitments available under all revolving credit facilities (including the Credit Facility) aggregating not less than $300 million and to maintain a minimum ratio of the borrowing base of the Collateral (determined as the sum of a specified percentage of the appraised value of each type of Collateral) to outstanding obligations under the Credit Facility of not less than 1.0 to 1.0. If the Company does not meet the minimum collateral coverage ratio, it must either provide additional Collateral to secure its obligations under the Credit Facility or repay the loans under the Credit Facility by an amount necessary to maintain compliance with the collateral coverage ratio.

The Credit Facility contains events of default customary for similar financings. Upon the occurrence of an event of default, the outstanding obligations under the Credit Facility may be accelerated and become due and payable immediately. In addition, if certain change of control events occur with respect to the Company, each lender under the Credit Facility has the right to require the Company to repay any loan that it has made under the Credit Facility.

The foregoing description of the Credit Facility is not complete and is qualified in its entirety by reference to the full text of the Credit Facility which the Company intends to file with the Securities and Exchange Commission as an exhibit to its next annual report on Form 10-K.  The Company intends to seek confidential treatment of certain terms of the Credit Facility at such time.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWAIIAN HOLDINGS, INC.

Date: November 13, 2014	By:	/s/ Hoyt H. Zia
Hoyt H. Zia Secretary